Consent of Independent Registered Public Accounting Firm

We consent to incorporation by reference in the registration statements on Form S-8 (File No. 333-100805), Form S-3 (File No. 333-103216 and No. 333-113547) and Form S-3D (File No. 333-110737) of Monmouth Real Estate Investment Corporation and subsidiaries of our report dated December 5, 2005, with respect to the consolidated balance sheet of Monmouth Real Estate Investment Corporation and subsidiaries as of September 30, 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the year then ended and the related financial statement schedule, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2005, and the effectiveness of internal control over financial reporting as of September 30, 2005, which reports appear in the September 30, 2005 annual report on Form 10-K of Monmouth Real Estate Investment Corporation.

Reznick Group, P.C.

Baltimore, Maryland

December 5, 2005